Exhibit 99.1

Imagenetix Reports Fiscal Third Quarter Results

SAN DIEGO---Feb. 15, 2006--Imagenetix, Inc. (OTCBB:IAGX - News), a company focused on inflammation and inflammation-related markets, today announced that, for the third fiscal quarter ended December 31, 2005, it reported revenue of $1,742,979, compared to revenue of $2,739,743 in the same quarter of the prior fiscal year. The company reported net income of $97,646, or $.01 per fully diluted share, in the third quarter of fiscal 2005, compared to net income of $346,850, or $.04 per fully diluted share, for the same quarter in fiscal 2004.

For the first nine months of fiscal 2005, Imagenetix reported revenue of $6,629,019, compared to revenue of $4,960,052 for the first nine months of fiscal 2004. Imagenetix reported a net loss of $4,673,556, or $.44 per fully diluted share, for the first nine months of fiscal 2005, compared to net income of $697,723, or $.07 per fully diluted share, for the same period in the prior fiscal year.

The nine-month results included a one-time, non-cash charge of $5,311,800 primarily related to extending the expiration dates on warrants and stock options issued in 2000 and 2001. Exclusive of this non-cash charge, the company recorded income of $.06 per fully diluted share in the first nine months of fiscal 2005.

Imagenetix' reduced income in the third fiscal quarter compared to the same period last year was primarily the result of a reduction in sales of the company's Celadrin® joint health compound. Bottom line performance in the quarter was also impacted by increases in various operational expenses, including general and administrative expenses related to the Celadrin® media campaign, and research and development expenses related to the imminent commercialization of two new branded product lines.

These new product lines, the company's Puricell anti-wrinkle cream and its Lepitrim(TM) fat reduction formula, are scheduled to be commercialized during the fourth fiscal quarter.

Imagenetix, Inc. develops, formulates, private-labels, and produces nutritional supplements, over-the-counter topical creams, skin care products and pharmaceuticals for inflammatory-related markets.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Imagenetix, Inc.
Consolidated Statements of Income
(Unaudited)

	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$1,742,979	$2,739,743	$6,629,019	$4,960,052

Cost of sales	834,412	1,602,427	3,403,148	2,785,822

Gross profit	908,567	1,137,316	3,225,871	2,174,230

Operating expenses:
General and
administrative	411,158	301,788	1,458,892	649,110
Payroll expense	171,543	147,895	512,419	351,494
Consulting
expense	234,066	88,917	703,265	242,537

Operating expenses	816,767	538,600	2,674,576	1,243,141

Operating (loss)
income	91,800	598,716	551,295	931,089

Other (expense)
income:
Other income	7,964	1	25,981	3
Costs related to
stock options
and warrants	(26,918)	-	(5,311,800)	-
Interest expense	-	(7,284)	(17,532)	(21,241)

Other income
(expense)	(18,954)	(7,283)	(5,303,351)	(21,238)

(Loss) income before
income taxes	72,846	591,433	(4,752,056)	909,851

Provision for
(benefits from)
taxes	(24,800)	244,583	(78,500)	212,128

Net income (loss)	$97,646	$346,850	$(4,673,556)	$697,723

Basic income (loss)
per share	$0.01	$0.04	$(0.44)	$0.08

Diluted income (loss)
per share	$0.01	$0.04	$(0.44)	$0.07

Contact:
Eisenberg Communications
Rick Eisenberg, 212-496-6828
or
Imagenetix, Inc.
William P. Spencer, 858-674-8455
Source: Imagenetix, Inc.